Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Chief Financial Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Rachel Albert (212) 850-5651

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE & FAX/EMAIL LIST: SFGOT/ESFGOT

FOR RELEASE ON JANUARY 30, 2006 AT 7:30 A.M. E.S.T.

GOTTSCHALKS ANNOUNCES AMENDMENT
TO CREDIT FACILITY

~ Company to Refinance Four Owned Properties;
Included in Revolver at Significantly Lower Interest Rate ~

FRESNO, CA - January 30, 2006 - Gottschalks Inc. (NYSE: GOT) today announced that it has completed an amendment to its credit agreement with GE Commercial Finance's Corporate Lending business as part of management's strategy to reduce the Company's cost of funds. The amended terms lower Gottschalks' overall interest expense and expand the loan facility. The amended facility also provides a mutual option for the Company to extend the maturity date of the agreement to March 1, 2011.

The amended terms provide for the inclusion of four owned properties in the revolving credit facility following the completion of a mortgage refinancing. These properties currently carry remaining mortgages totaling approximately $16.4 million at a 9.4% interest rate and inclusion in the revolver would enable Gottschalks to reduce the interest rate to the low 6.0% range.

"Reduction of the Company's interest expense has been and continues to be a priority for management," said Gregory Ambro, chief administrative and financial officer. "This action will help to mitigate the impact of the general rise in interest rates that we expect to continue in the near term. We are very pleased to have completed this amendment to our credit facility and we are thankful for the continued cooperation and support of our lenders."

About Gottschalks
Gottschalks is a regional department store chain, currently operating 64 department stores and 6 specialty apparel stores in six western states, including California (39), Washington (11), Alaska (6), Oregon (3), Nevada (2) and Idaho (3). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements
This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of the stores acquired from Lamonts Apparel, Inc., or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. Gottschalks does not presently intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

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